UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    April 22, 2016

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number

1-8962	Pinnacle West Capital Corporation (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0512431

1-4473	Arizona Public Service Company (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0011170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This combined Form 8-K is separately filed or furnished by Pinnacle West Capital Corporation and Arizona Public Service Company. Each registrant is filing or furnishing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries. Except as stated in the preceding sentence, neither registrant is filing or furnishing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 1.01.  Entry into a Material Definitive Agreement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 22, 2016, Arizona Public Service Company (“APS”) entered into a $100 million unsecured term loan with Toronto Dominion (Texas) LLC, as Agent, and such other institutions compromising the lenders party thereto (the “Term Loan”).  The obligations under the Term Loan will mature and become due and payable on April 22, 2019.  APS used the proceeds of the Term Loan to repay and refinance existing short-term indebtedness of APS.

Borrowings under the Term Loan will bear interest based on APS’s then-current senior unsecured debt or bank facility ratings.

The Term Loan includes customary covenants, including requirements that APS maintain a consolidated debt-to-capitalization ratio not to exceed a prescribed maximum level and comply with certain lien restrictions.  The Term Loan also includes customary events of default, including a cross default provision and a change of control provision.  If an event of default occurs, lenders holding a specified percentage of the outstanding loans, or the administrative agent with such lenders’ consent, may declare the obligations outstanding under the facility to be due and payable.

APS and its affiliates maintain normal banking and other relationships with the agents/lenders in the Term Loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION
(Registrant)

Dated: April 22, 2016	By: /s/ James R. Hatfield
James R. Hatfield
Executive Vice President and
Chief Financial Officer

ARIZONA PUBLIC SERVICE COMPANY
(Registrant)

Dated: April 22, 2016	By: /s/ James R. Hatfield
James R. Hatfield
Executive Vice President and
Chief Financial Officer